EXHIBIT 99.1

Hooker Furniture Corporation Reports Robust Profitability in Third Quarter

MARTINSVILLE, Va., Dec. 10, 2020 (GLOBE NEWSWIRE) -- Hooker Furniture Corporation (NASDAQ-GS: HOFT) today reported consolidated net sales of $149.7 million and net income of $10 million, or $0.84 per diluted share, for its fiscal 2021 third quarter ended November 1, 2020.

Consolidated net sales decreased by 5.4%, or $8.5 million, compared to the prior year period, while net income increased 157.5%, or $6.2 million. Earnings per diluted share for the quarter increased 154.5% from $0.33 a year ago.

“Our third quarter financial performance is encouraging on many fronts, as the business rebound that began in mid-May continues to gain momentum,” said Paul B. Toms Jr., chairman and chief executive officer. “Consolidated incoming orders were up 33.8% during the quarter, and our consolidated backlog is up 87.5%, both compared to a year ago. While we had a small consolidated sales dip driven by ongoing disruptions in the supply chain from the COVID-19 pandemic, two of our four segments achieved sales increases compared to the prior year. Sequentially, we grew weekly sales throughout the third quarter and reported a $19 million, or 15% consolidated revenue increase in the third quarter compared to the second quarter,” Toms said.

“Although we are still navigating what we believe will be short-term disruptions in the supply chain due to the COVID-19 pandemic, we believe furniture will be an advantaged sector of the economy, benefitting from a renewed consumer focus on the home, a strong housing market and less discretionary spending competition from travel, dining out and entertainment,” Toms said. “We are adding employees at most locations in order to service the robust demand for our products.”

“Supply chain bottlenecks in an environment of surging demand are the greatest business challenge,” Toms said. “Limitations on supply include scarcity of some raw materials and components, limited availability of shipping containers and ocean vessel space, production delays from some import suppliers and the process of getting our domestic upholstery production ramped back up after the factories were temporarily closed during the economic shutdown earlier this year. In addition, we’ve had to work around some COVID-related employee absences, all while keeping employee safety a top priority.”

Regarding the pandemic-related challenges, Toms said, “We are addressing and working through all the supply chain disruptions and making slow, but steady progress. Our overseas vendors are increasing capacity and production each month, and all three of our domestic upholstery divisions were operating at current full capacity at the end of the third quarter. We are in the process of expanding capacity with additional personnel hires.”

“We’re very encouraged by the current historic levels of orders and backlog; however, due to the current supply chain issues, orders are not converting to shipments as quickly as could be expected in the pre-Pandemic environment and we expect that to continue at least into the fiscal 2022 first quarter,” Toms continued. “In a normal environment, we’d expect backlog to be one helpful indicator of sales for the Hooker Branded and Domestic Upholstery segments and All Other for the upcoming 30-day period and for the upcoming 90-day period for Home Meridian. However, the current logistics challenges are slowing order fulfillment, particularly for Home Meridian whose average order sizes tend to be larger and more episodic versus orders for the traditional Hooker businesses, which tend to be smaller and more predictable. Additionally, Home Meridian orders are programmed out and scheduled for delivery to its larger accounts further into the future than usual, which is also contributing to the increased backlog. We expect these headwinds will continue to impact us and our sales in Q4, with steady improvements beginning in mid-February 2021 after the new year holidays in China and Vietnam,” he concluded.

Consolidated operating income increased by $8.0 million or 161.1% as compared to the prior year third quarter. The Hooker Branded segment reported $7.7 million operating income and maintained operating margin at a high level. The Home Meridian segment reported $2.5 million operating income compared to a $4 million operating loss in the prior year third quarter. The operating loss in the prior year period was due to excess chargebacks with one major customer, excess inventory and carrying costs due to customer returns and excess inventory, and inventory write-downs – all of which either did not reoccur or reoccurred at much lower or near normal levels. Additionally, tariff costs which adversely affected prior year results have been mostly mitigated in the current year through re-sourcing and selected re-pricing efforts. The Domestic Upholstery segment reported $2.4 million in operating income for the third quarter, representing solid improvements compared to operating losses in the first and second quarter of the current fiscal year at the height of the initial COVID-19 crisis.

For the fiscal 2021 first nine months, consolidated net sales were $384.8 million, a decrease of 13.7% or $61.1 million compared to last year, and net loss was $19 million, or -$1.61 per diluted share, compared to $0.85 earnings per diluted share in last year’s first nine months.

The driver for the net loss for the 2021 first nine months occurred in the first quarter at the depth of the COVID economic contraction. Due to the material impact of COVID-19 on the Company’s financial performance, market valuations and other factors in the 2021 first quarter, the Company determined that an intangibles asset valuation analysis was appropriate when reporting 2021 first quarter results. As a result, the first-nine months loss was driven by a $44 million ($33.7 million after tax), non-cash intangible asset impairment charge in Q1 to write down goodwill and certain tradenames in the HMI segment, and goodwill in the Shenandoah division of the Domestic Upholstery segment.

Segment Reporting: Hooker Branded

Hooker Branded segment net sales increased by $3.6 million or 8.2% in the fiscal 2021 third quarter compared to the prior year period. “Both Hooker Casegoods and Hooker Upholstery had steady sales growth, driven by increased overall demand from most residential distribution channels, with incoming orders surging 36% compared to the prior year,” said Jeremy Hoff, president of Hooker Legacy Brands.

Order backlogs at the end of the quarter were up 159% versus quarter-end in the prior year period.

“The Hooker Branded Segment has been able to begin to capitalize on exceptional demand due to our ability to secure manufacturing capacity. Rationalizing our overall assortment in order to prioritize our top collections has maximized our ability to ship,” Hoff said. “Despite having disrupted April and October High Point Markets due to Covid-19, we were able to precut, ship and start selling four major new collections. Developing and utilizing new digital marketing strategies enabled us to launch new products successfully.”

Segment Reporting: Home Meridian

Home Meridian segment net sales were $73.7 million, down $12 million or 14% compared to the prior year third quarter, due primarily to lower sales in the Accentrics Home (“ACH”) and Pulaski Furniture (“PFC”) divisions, which experienced inventory availability challenges. Sales also declined in the Samuel Lawrence Hospitality (“SLH”) division, as the hospitality market has been adversely impacted by the pandemic. The decreases were partially offset by increased sales with mass merchants and Club customers.

“Our Q3 revenue decline was primarily the result of on-going disruptions in our third-party factories and supply chain,” said Lee Boone, president of Home Meridian.  “Disrupted supply of raw materials, components, labor and limited availability of shipping containers have all negatively impacted our ability to produce and ship products.  Each of these areas are sources of potential cost increases, which we are negotiating with suppliers to minimize.”

“Incoming orders remained very strong in Q3, exceeding prior year orders by 36%,” Boone said. “These orders were primarily driven by conventional retailers placing large orders programmed to ship well into next year.  As a result of significant customer order programming and factory shipping delays, order backlogs were up 80% over prior year and 53% above the Q2 ending backlog.  We are working closely with the factory owners and logistics suppliers to increase production and shipping capacity. We expect Q4 shipments to be significantly challenged by these issues, with steady improvement beginning in the fiscal 2022 first quarter after the Chinese New Year holiday and the Tet New Year holiday in Vietnam.”

“As expected, customer attendance at the September High Point Premarket and October High Point Market was atypical,” Boone added. “Pre-market attendance was up five-fold, and October market attendance was off about 60%.  Taken together, traffic for the Fall market cycle was down about 40%.  Fortunately, we were able to see most of our largest customers, and we presented virtual markets to many of the customers who did not visit our High Point showrooms in person.  As a result, our new product introductions pipeline remains healthy, while focused on a smaller assortment of top performers. We expect these well-received, fresh new looks to arrive at retail in late Spring 2021.”

“We are making meaningful progress developing new designs and marketing plans for the Spring launch of our Scott Brothers licensed collection.  Retail acceptance has been very enthusiastic for the new “Scott Living” and “Drew and Jonathan Home” brands. We expect our partnership with Scott Brothers to drive incremental sales and profits across multiple HMI divisions beginning in Q2 of next year.”

“Despite sales decreases, HMI gross profit and operating profit improved significantly both in absolute terms and as a percentage of net sales, as this segment experienced higher than expected chargebacks with a major customer as well as excess tariff and higher warehousing and distribution costs, all during the prior year, which have now mostly been resolved,” Boone said.

Segment Reporting: Domestic Upholstery

Domestic Upholstery net sales increased by $321,000 or 1.3% in the fiscal 2021 third quarter compared to the prior year period. In response to reduced orders from the COVID-19 pandemic-related retail shutdown in March/April, Bradington-Young’s and Shenandoah’s manufacturing plants were temporarily closed in April, and Sam Moore operated at reduced capacity. Domestic production facilities gradually resumed operations during the second quarter, and by the end of the third quarter, all three divisions were operating at current full capacity. Incoming orders increased by over 30% compared to the prior year period and led to an order backlog 100% higher than the prior year third quarter-end. “We are very pleased that Domestic Upholstery achieved $2.4 million in operating income, or a 9.6% operating margin for the quarter,” said Hoff.

Segment Reporting: All Other

All Other net sales decreased by 9.4% compared to prior year third quarter due primarily to sales declines at H Contract, which serves senior living centers that have been severely impacted by the COVID-19 pandemic. All Other’s incoming orders decreased by 28% in the third quarter.

Cash, Debt and Inventory

The net loss recorded for the nine-month period was driven by impairment charges and had no impact on cash flow for the year. Despite a sales decline in the nine-month period, the Company generated $67.6 million in cash from operating activities, distributed $5.7 million in cash dividends to shareholders, and paid $4.8 million in principal and interest on its term loans. Cash and cash equivalents stood at $93.9 million at fiscal 2021 third quarter-end, an increase of $57.8 million compared to the balance at fiscal 2020 year-end. Additionally, the Company had access to $25.1 million in cash surrender value of Company-owned life insurance policies. The Company had $25.7 million in acquisition-related debt as of the end of the fiscal 2021 third quarter which is due and payable on February 1, 2021. The Company expects to re-pay the debt with cash on hand on or before the due date. Consolidated inventories stood at $64.1 million, compared to $92.8 million at the end of fiscal 2020 on February 2, 2020.

The Company is in the process of re-building inventories to fulfill current and expected demand. “Product is flowing from our overseas suppliers, and inventory-in-transit for the Hooker Branded segment is approximately double the rate of a year ago,” said Toms. “Almost immediately upon receipt, incoming products are shipped out to fulfill orders, so we expect that it will be late in the second quarter of fiscal 2022 before we significantly reduce backlogs and actually begin building inventory again,” he said.

Cash and cash equivalents are expected to decline as more inventory is received in the coming months. Along with an aggregate $25.7 million available under its existing revolver to fund working capital, the Company is confident that its strong financial condition can weather the expected short-term impacts of COVID-19.

Outlook

“As we head into the fourth quarter, we are encouraged by our significant backlog and robust demand from all residential channels,” said Toms. “We’re making progress with our supply chain challenges, as our overseas suppliers and own factories ramp up production to allow us to service this additional demand.

We are concerned about the recent surge in COVID infections and hospitalizations but continue to maintain rigorous safety protocols in all workplaces and are proud that we have had essentially no workplace spread in any location thus far. Those employees who can work remotely continue to do so. The safety and health of our employees remains a top priority.

As we look forward to the next two to three quarters, we are optimistic and believe we have the backlog, order velocity and momentum to deliver strong results, despite the on-going challenges of the COVID-19 pandemic and its impact on our supply chain,” Toms said.

Dividends

On December 2, 2020, the Company’s board of directors declared a quarterly cash dividend of $0.18 per share, payable on December 31, 2020, to shareholders of record at December 16, 2020. This represents a 12.5% increase over the previous quarterly dividend and the fifth consecutive annual dividend increase.

Conference Call Details

Hooker Furniture will present its fiscal 2021 third quarter financial results via teleconference and live internet web cast on Thursday morning, December 10, 2020 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877.665.2466 and the number for international callers is 678.894.3031. The conference ID number is 9423979. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation, in its 97th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather-and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2019 shipments to U.S. retailers, according to a 2020 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings and HMidea, a 2019 start-up that provides better-quality, ready-to-assemble furniture to mass marketers and e-commerce customers. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) the effect and consequences of the coronavirus (COVID-19) pandemic or future pandemics on a wide range of matters including but not limited to U.S. and local economies; our business operations and continuity; the health and productivity of our employees; and the impact on our global supply chain, the retail environment and our customer base; (2) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (3) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the current U.S. administration’s imposing a 25% tariff on certain goods imported into the United States from China, including almost all furniture and furniture components manufactured in China, with the potential for additional or increased tariffs in the future; (4) sourcing transitions away from China, including the lack of adequate manufacturing capacity and skilled labor and longer lead times, due to competition and increased demand for resources in those countries; (5) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, ocean freight costs and warehousing costs and the risk that a disruption in our offshore suppliers could adversely affect our ability to timely fill customer orders; (6) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (7) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (8) difficulties in forecasting demand for our imported products; (9) risks associated with product defects, including higher than expected costs associated with product quality and safety, and regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, including product liability claims and costs to recall defective products; (10) disruptions and damage (including those due to weather) affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities or our representative offices or warehouses in Vietnam and China; (11) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (12) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers; (13) our inability to collect amounts owed to us or significant delays in collecting such amounts; (14) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information or inadequate levels of cyber-insurance or risks not covered by cyber insurance; (15) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (16) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (17) capital requirements and costs, including the servicing of our floating-rate term loans; (18) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (19) the cost and difficulty of marketing and selling our products in foreign markets; (20) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (21) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (22) price competition in the furniture industry; (23) competition from non-traditional outlets, such as internet and catalog retailers; (24) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, fluctuating consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit and (25) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2020. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	For the
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	Nov 1,	Nov 3,	Nov 1,	Nov 3,
	2020	2019	2020	2019

Net sales	$149,687	$158,176	$384,821	$445,942

Cost of sales	116,204	129,777	305,684	363,201

Gross profit	33,483	28,399	79,137	82,741

Selling and administrative expenses	19,850	22,810	57,920	67,286
Goodwill impairment charges	-	-	39,568	-
Trade name impairment charges	-	-	4,750	-
Intangible asset amortization	596	596	1,788	1,788

Operating income/(loss)	13,037	4,993	(24,889)	13,667

Other income, net	158	309	107	215
Interest expense, net	106	316	433	986

Income/(loss) before income taxes	13,089	4,986	(25,215)	12,896

Income tax expense/(benefit)	2,996	1,066	(6,263)	2,829

Net income/(loss)	$10,093	$3,920	$(18,952)	$10,067

Earnings/(Loss) per share
Basic	$0.85	$0.33	$(1.61)	$0.85
Diluted	$0.84	$0.33	$(1.61)	$0.85

Weighted average shares outstanding:
Basic	11,833	11,789	11,818	11,782
Diluted	11,939	11,816	11,818	11,821

Cash dividends declared per share	$0.16	$0.15	$0.48	$0.45

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(In thousands)
(Unaudited)
	For the
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	Nov 1,	Nov 3,	Nov 1,	Nov 3,
	2020	2019	2020	2019

Net income/(loss)	$10,093	$3,920	$(18,952)	$10,067
Other comprehensive income (loss):
Gain on pension plan settlement	-	(520)	-	(520)
Income tax effect on settlement	-	124	-	124
Amortization of actuarial loss	84	37	253	111
Income tax effect on amortization	(20)	(9)	(60)	(27)
Adjustments to net periodic benefit cost	64	(368)	193	(312)

Total Comprehensive Income/(Loss)	$10,157	$3,552	$(18,759)	$9,755

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	November 1,	February 2,
	2020	2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$93,874	$36,031
Trade accounts receivable, net	75,297	87,653
Inventories	64,083	92,813
Income tax recoverable	-	751
Prepaid expenses and other current assets	4,543	4,719
Total current assets	237,797	221,967
Property, plant and equipment, net	27,315	29,907
Cash surrender value of life insurance policies	25,104	24,888
Deferred taxes	14,152	2,880
Operating leases right-of-use assets	36,322	39,512
Intangible assets, net	26,833	33,371
Goodwill	490	40,058
Other assets	1,244	1,125
Total non-current assets	131,460	171,741
Total assets	$369,257	$393,708

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loans	$25,741	$5,834
Trade accounts payable	28,452	25,493
Accrued salaries, wages and benefits	4,491	4,933
Income tax payable	2,015	-
Customer deposits	4,319	3,351
Current portion of lease liabilities	6,772	6,307
Other accrued expenses	3,045	4,211
Total current liabilities	74,835	50,129
Long term debt	-	24,282
Deferred compensation	11,162	11,382
Lease liabilities	30,937	33,794
Other long-term liabilities	1,187	-
Total long-term liabilities	43,286	69,458
Total liabilities	118,121	119,587

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 11,887 and 11,838 shares issued and outstanding on each date	53,055	51,582
Retained earnings	198,601	223,252
Accumulated other comprehensive loss	(520)	(713)
Total shareholders’ equity	251,136	274,121
Total liabilities and shareholders’ equity	$369,257	$393,708

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	For the
	Thirty-Nine Weeks Ended
	Nov 1,	Nov 3,
	2020	2019
Operating Activities:
Net (loss)/income	$(18,952)	$10,067
Adjustments to reconcile net income to net cash provided by operating activities:
Goodwill and intangible asset impairment charges	44,318	-
Depreciation and amortization	5,052	5,260
Gain on pension settlement	-	(520)
Gain on disposal of assets	-	(271)
Deferred income tax (benefit) / expense	(10,143)	1,461
Noncash restricted stock and performance awards	1,473	891
Provision for doubtful accounts and sales allowances	4,527	1,365
Gain on life insurance policies	(1,750)	(715)
Changes in assets and liabilities:
Trade accounts receivable	7,829	18,589
Inventories	28,730	1,589
Income tax recoverable	751	(2,348)
Prepaid expenses and other current assets	620	(638)
Trade accounts payable	2,947	(13,456)
Accrued salaries, wages, and benefits	(441)	(2,553)
Accrued income taxes	2,015	(3,159)
Customer deposits	967	10,006
Operating lease liabilities	797	536
Other accrued expenses	(1,165)	350
Deferred compensation	32	156
Net cash provided by operating activities	$67,607	$26,610

Investing Activities:
Purchases of property and equipment	(642)	(4,745)
Proceeds received on notes from sale of assets	-	1,465
Premiums paid on life insurance policies	(519)	(558)
Proceeds received on life insurance policies	1,489	-
Net cash provided by/(used in) investing activities	328	(3,838)

Financing Activities:
Payments for long-term debt	(4,393)	(4,393)
Cash dividends paid	(5,699)	(5,316)
Cash used in financing activities	(10,092)	(9,709)

Net increase in cash and cash equivalents	57,843	13,063
Cash and cash equivalents - beginning of year	36,031	11,435
Cash and cash equivalents - end of quarter	$93,874	$24,498

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$2,301	$6,754
Cash paid for interest, net	365	852

Non-cash transactions:
Increase in lease liabilities arising from obtaining right-of-use assets	$2,103	$272
Increase in property and equipment through accrued purchases	12	25

Table V
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME/(LOSS) BY SEGMENT
(In thousands)
Unaudited

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	November 1, 2020		November 3, 2019		November 1, 2020		November 3, 2019
		% Net		% Net		% Net		% Net
Net Sales		Sales		Sales		Sales		Sales
Hooker Branded	$47,287	31.6%	$43,703	27.6%	$113,268	29.4%	$122,707	27.5%
Home Meridian	73,727	49.3%	85,776	54.2%	202,560	52.6%	240,594	54.0%
Domestic Upholstery	25,350	16.9%	25,029	15.9%	59,640	15.6%	73,016	16.3%
All Other	3,323	2.2%	3,668	2.3%	9,353	2.4%	9,625	2.2%
Consolidated	$149,687	100%	$158,176	100%	$384,821	100%	$445,942	100%

Operating income/(loss)
Hooker Branded	$7,686	16.3%	$6,188	14.2%	$15,108	13.3%	$15,453	12.6%
Home Meridian	2,510	3.4%	(3,955)	-4.6%	(26,754)	-13.2%	(9,013)	-3.7%
Domestic Upholstery	2,421	9.6%	2,278	9.1%	(14,399)	-24.1%	5,830	8.0%
All Other	420	12.6%	482	13.2%	1,156	12.4%	1,397	14.5%
Consolidated	$13,037	8.7%	$4,993	3.2%	$(24,889)	-6.5%	$13,667	3.1%

Prior-Year amounts have been restated to reflect a change in the Company’s reportable segments.

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949